SUPPLEMENT
(To Prospectus Supplement dated June 29, 2004
to Prospectus dated June 25, 2004)


                          $1,768,591,100 (APPROXIMATE)
                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-8


   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated June 29, 2004 (the "Prospectus Supplement"), on page S-31 under "The Cap Agreements," the second paragraph is hereby modified by: (a) adding the following sentence immediately subsequent to the first sentence thereof:

     The initial notional amount for each Cap Agreement described above will decline on each Distribution Date to an amount equal to the lesser of (i) the Class Principal Amount of the related Class of Offered Certificates and (ii) the respective Class Notional Amount set forth below, for the related Distribution Date.

   (b) deleting the comma immediately following the word "Rates" in the second sentence of such paragraph; (c) adding the word "and" immediately subsequent to the word "Rates" in such second sentence; and (d) deleting the phrase "and the notional amounts" in such second sentence.

   All other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                         _____________________________

                 THE DATE OF THIS SUPPLEMENT IS JUNE 30, 2004.